EXHIBIT 11.0

                     SHAW INDUSTRIES, INC. AND SUBSIDIARIES
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (1)
                      (In Thousands, Except Per Share Data)
                                   (Unaudited)


                                                                            Three Months Ended               Nine Months Ended
                                                                       =============================   =============================
                                                                       September 27,   September 28,   September 27,   September 28,
                                                                          1997            1996            1997            1996
                                                                       ------------    ------------    -------------   -------------
PRIMARY:
Weighted average common shares outstanding .....................         134,577         136,717         133,795         136,220
Additional shares assuming exercise of stock options ...........             119             456             146             191
                                                                        --------        --------        --------        --------
Weighted average common and common equivalent shares outstanding         134,696         137,173         133,941         136,411
                                                                        ========        ========        ========        ========


Income .........................................................        $ 25,335        $ 24,179        $ 61,314        $ 36,694
                                                                        ========        ========        ========        ========


Earnings per common share ......................................        $   0.19        $   0.18        $   0.46        $   0.27
                                                                        ========        ========        ========        ========





FULLY DILUTED:
Weighted average common shares outstanding .....................         134,577         136,717         133,795         136,220
Additional shares assuming exercise of stock options  (2) ......             602             456             380             191
                                                                        --------        --------        --------        --------
Weighted average common and common equivalent shares outstanding         135,179         137,173         134,175         136,411
                                                                        ========        ========        ========        ========


Income .........................................................        $ 25,335        $ 24,179        $ 61,314        $ 36,694
                                                                        ========        ========        ========        ========


Earnings per common share ......................................        $   0.19        $   0.18        $   0.46        $   0.27
                                                                        ========        ========        ========        ========



(1) All numbers of shares in this exhibit are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.

(2) Based on the treasury stock method using the higher of the average or period-end market price.



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